Exhibit 3.270

LIMITED LIABILITY COMPANY AGREEMENT OF

RHINO NAME & LIKENESS HOLDINGS, LLC

Dated as of December 20, 2007

The undersigned member, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, Title 6, Section 18-101, et seq. (the “Act”), and hereby declares the following to be the Limited Liability Agreement of such limited liability company:

1. Name. The name of the Company is “Rhino Name & Likeness Holdings, LLC”.

2. Office. The principal office of the Company is located at 75 Rockefeller Plaza, New York, NY 10019. The Company may have other offices, inside or outside the state of Delaware as the Members may designate.

3. Registered Office. The registered office of the Company in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Company may designate another registered office.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time the Company may designate another registered agent.

5. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company possesses and may exercise all the powers and privileges granted by the Act or any other law or by this agreement, together with any powers incidental thereto including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the businesses, purposes or activities.

6. Members. The name and the address of the member of the Company is as follows:

Warner Music Inc.

75 Rockefeller Plaza

New York, NY 10019

7. Management. Management of the Company is vested exclusively in the members and the members may delegate management responsibility as deemed necessary or appropriate.

8. Term. The Company shall continue in existence until dissolved in accordance with the Act and this Agreement.

9. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) a decision made at any time by the members to dissolve the Company; (b) the sale, condemnation or other disposition of all of the Company’s assets and the receipt of all consideration therefor; or (c) the bankruptcy or dissolution of the members.

10. Liquidation. Upon dissolution, pursuant to Section 9, the Company will cease carrying on its business and will commence the winding up of the Company’s business as soon as practicable. The members shall be the liquidators to wind up the affairs of the Company pursuant to this Agreement. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidators shall determine to be in the best interests of the members.

11. Percentage Interests and Allocations of Profits and Losses. On the date hereof, the undersigned member’s interest in the Company shall be 100%. The member has made capital contributions to the company and shall make such additional capital contributions to the Company in such amounts, in cash or in kind, and at such times as it determines. In the event additional Members are admitted to the Company, each such Member’s interest in the Company shall be expressed as a percentage equal to the ratio on any date of such Member’s Capital Account on such date to the aggregate Capital Accounts of all Members on such date, such Capital Accounts to be determined after giving effect to all contributions of property or money, distributions and allocations for all periods ending on or prior to such date (as to any member, its “Percentage Interest”). The Company’s profits and losses shall be allocated to the member.

12. Additional Contributions. The members shall have no obligation to make any capital contribution to the Company, but may agree to do so from time to time.

13. Distributions. Distributions shall be made to the members at the times and in the aggregate amounts determined by the members.

14. Admission of Additional or Substitute Members. No substitute or additional member shall be admitted to the Company without the written approval of the members, acting in their sole discretion.

15. Liability of Members and Officers.

(a)	No member, member designee, or officer shall be personally liable for any indebtedness, liability or obligations of the Company, except to the extent, if any, expressly provided in the Act or any other applicable law.

(b)	No member shall have personal liability to the Company for damages for any breach of duty in its capacity as a member of the Company.

16. Exculpation and Indemnification of Indemnified Persons.

(a)	The Company shall indemnify any person (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnitee is or was a Member or an officer of the Company, or at the relevant time, being or having been a Member or officer, that such Indemnitee is or was serving at the request of the Company as a partner, director, officer or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that (i) such Indemnitee’s acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) such Indemnitee in fact personally gained a financial profit or other advantage to which such Indemnitee was not legally entitled.

(b)

The Company may pay expenses incurred by any Indemnitee in defending any action, suit or proceeding described in Section 15(a) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 16.

(c)	The indemnification provided by this Section 16 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 16 shall Continue as to an Indemnitee who has ceased to be a Member or an officer of the Company (or any person indemnified hereunder) and shall inure to the benefit of the successors, assigns, heirs, executors, administrators, legatees, personal representatives and distributees of such person. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 16 shall extend upon the same terms and conditions to the directors, committee members, officers, partners, members and employees of the Indemnitee.

(d)	This Section 16 shall survive any termination of this Agreement and the dissolution of the Company.

17. Amendments. This Agreement may be amended only by written instrument executed by the members.

18. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

19. Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

20. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of, or affect those portions of this Agreement that are valid.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement of the Limited Liability Company as of the date first written above.

WARNER MUSIC INC.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Executive VP, General Counsel & Secretary

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